Todd Shipyards Corporation Announces U.S. Navy Exercise of Option on Overhaul and Drydocking of USS ABRAHAM LINCOLN (CVN-72)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...September 26, 2006...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Navy ("Navy") has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), a $5,247,214 modification to previously awarded contract N00024-00-C-4152. This modification represents an increase to the previously exercised option for the Docking Planned Incremental Availability ("DPIA") for USS ABRAHAM LINCOLN (CVN-72) ("Lincoln"), at Puget Sound Naval Shipyard which commenced on September 5, 2006 and is expected to be completed March 15, 2007. This increase is in addition to a $10,949,272 modification announced on August 14, 2006 for repairs to the Lincoln. Today's modification represents the authorization of additional repairs during the dry-dock and pier side maintenance, repairs and alterations of various ships systems and equipment throughout the aircraft carrier Lincoln.

Todd's work in support of the DPIA of the Lincoln is being performed pursuant to the Company's five-year Planned Incremental Availability ("PIA") contract with the Navy for the overhaul and continued maintenance of the aircraft carriers stationed at Bremerton and Everett, Washington. The cost-type DPIA contract was originally awarded to Todd Pacific in 1999 for five years and was awarded again in 2004 for an additional five years.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.